                                      AGREEMENT

AGREEMENT made this 13th day of June, 1996 by and among RCM Capital Management ("RCM"), a California limited partnership, RCM Equity Funds, Inc., an open end management investment company (the "Company"), RCM Capital Funds, Inc. an open end management investment company (the "Corporation") and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation. The Company and the Corporation are collectively referred to herein as the "Companies."

WHEREAS, RCM serves as investment adviser to and provides certain administrative services for the Companies, which are registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and which are comprised of the investment series listed on Schedule A, as such Schedule shall be automatically amended from time to time (each a "Fund," collectively, the "Funds");

WHEREAS, the Companies have entered into distribution agreements with FDI
(the "Distribution Agreements") for the distribution by FDI of shares of common stock (the "Shares") in the Companies or in a Fund;

WHEREAS, in furtherance of FDI's duties and responsibilities as set forth in the Distribution Agreements, one or more employees of FDI (who may be registered with the National Association of Securities Dealers ("NASD") as representatives of FDI), shall be based in an FDI branch office (an Office of Supervisory Jurisdiction as defined by the NASD's Rules of Fair Practice) in San Francisco (such FDI employees shall hereinafter be referred to as "Registered Representatives");

WHEREAS, such Registered Representatives shall provide marketing and sales services to the Companies pursuant to the Distribution Agreements;

WHEREAS, RCM, the Companies and FDI desire to enter into this Agreement pursuant to which FDI will perform certain administrative services for the Companies and for RCM with respect to each Fund;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. SERVICES PROVIDED BY FDI. FDI will assist the Companies and RCM in providing services with respect to each Fund as may be reasonably requested by the Company, the Corporation or RCM from time to time. To the extent consistent with FDI's compensation hereunder and at the direction of the Company, the Corporation or RCM specific assignments may include:

    (a) The provision of the following advice and assistance to the Company, the Corporation and/or to RCM: (i) advice with regard to various compliance requirements under the 1940 Act; and (ii) assistance in the resolution of technical issues of a compliance or non-compliance nature;

    (b) Gathering of information deemed necessary by the Company, the Corporation and/or RCM to support: (i) required state regulatory filings and (ii) required federal regulatory filings;

    (c) As mutually agreed to by the parties hereto, the preparation of statistical and research data;

    (d) The provision of advice and counsel to the Company, the Corporation and/or RCM with respect to regulatory matters, including monitoring regulatory and legislative developments that may affect the Funds and assisting the Company and/or the Corporation in routine regulatory examinations or investigations;

    (e) Assistance in the Company's and/or the Corporation's operations and provision of general consulting services on a day to day, as needed basis;

    (f) Legal review of all Fund marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities;

    (g) As mutually agreed to by the parties hereto, provision of services with regard to advertising, marketing and promotional activities including but not limited to: (i) developing information, analysis and reports, (ii) preparing, printing and distributing sales literature brochures, letters, training materials and dealer guides and all similar materials and advertisements as defined below, (iii) developing and implementing audio and video advertising programs, (iv) arranging and paying for the printing and distribution of prospectuses and reports of the Funds to prospective shareholders, (v) arranging and paying for telemarketing services and (vi) arranging and paying for fulfillment services. Without limiting the generality of Section 18 hereof, all Fund advertisements, sales literature, prospectuses and shareholder reports shall state that the distributor of the Fund is "RCM Distributors, a division of Funds Distributor, Inc." For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, training materials and dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Funds or the Shares;

    (h) Use of reasonable efforts, in cooperation with RCM, to resolve as of trades with respect to Shares of the Funds in order to mitigate the risk of loss to FDI, RCM, the Company and/or the Corporation from such as of trades;

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    (i)  In connection with the foregoing activities, maintenance of an office facility (which may be in the offices of FDI or a corporate affiliate);

    (j) In connection with the foregoing activities, the furnishing of clerical services and internal executive and administrative services, stationery and office supplies; and

    (k) The provision of officers to the Company and the Corporation including, but not limited to, President, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and Assistant Treasurers to assume certain specified responsibilities.

2. SERVICES PROVIDED BY RCM, THE COMPANY AND THE CORPORATION. In furtherance of the responsibilities under this Agreement RCM, the Company and the Corporation will:

    (a) Cause the Company's and the Corporation's administrator to furnish any and all information and assist FDI in taking any other actions that may be reasonably necessary in connection with (i) registration of the Shares under the Securities Act of 1933 (the "1933 Act") and (ii) the qualification for the Shares for sale in those states that the Funds and FDI may designate;

    (b) Cause the Company's and the Corporation's administrator to monitor sales of the Shares to assure compliance with applicable state securities laws;

    (c) Report or cause the Company's and the Corporation's transfer agent to provide sales-related complaints to FDI and consult with FDI concerning the manner in which such complaints will be addressed;

    (d) If applicable, cause the Company's and the Corporation's transfer agent to give necessary information for the preparation of quarterly reports in a form satisfactory to FDI regarding Rule 12b-1 fees, front-end sales loads, back-end sales loads and other data regarding sales and sales loads as required by the 1940 Act or as requested by the board of directors of the Company and/or the Corporation;

    (e) If applicable, cause the Company's and the Corporation's transfer agent to provide FDI with all necessary historical information so that FDI can calculate the maximum sales charges payable by the Funds pursuant to the Rules of Fair Practice of the NASD and the actual sales charges paid by the Funds; cause the Company's and the Corporation's transfer agent to provide FDI with all of the ongoing necessary information so that FDI can calculate the maximum sales charges payable by the Funds pursuant to the Rules of Fair Practice of the NASD and the actual sales charges paid by the Funds; and cause the Company's and the Corporation's transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Fund and on a daily basis for any Fund for which FDI determines that the remaining NASD sales change limit is approaching zero;

    (f) Support or cause the Company's or the Corporation's transfer agent to support the servicing of the shareholders and, in connection therewith, provide or cause the Company's transfer agent or the Corporation's transfer agent to provide one or more persons during normal business hours to respond to telephone questions concerning the Funds' shareholders' accounts;

    (g) Provide FDI with copies of, or access to, any documents that FDI may reasonably request and notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

    (h) Report to FDI, to the extent that RCM, the Company or the Corporation are aware of, any and all actions or inactions by any Registered Representative or securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms that have entered into agreements with FDI for the solicitation of Fund Shares (collectively referred to herein as "Selling Broker Dealers") that (i) fail to comply with the terms of any selling agreements, (ii) violate any applicable laws of any governmental authorities, including the NASD's Rules of Fair Practice, or (iii) violate any other agreement or procedure with which such Selling Broker-Dealer or Registered Representative is required to comply; and

    (i) (i) Submit the form of confirmation statement to be used for sale of the Shares to FDI for its approval and cause the Company's transfer agent and the Corporation's transfer agent to provide to customers of the Selling Broker-Dealers ("Customers") and to the Selling Broker-Dealers such confirmations of all transactions in the Shares as may be required by the 1934 Act and the selling agreements, and (ii) use reasonable efforts to monitor the Company's transfer agent and the Corporation's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDI any deficiencies of which RCM, the Company, or the Corporation are aware in the transfer agent's performance of such activities.

In addition, as soon as practicable after the effective date of this Agreement, RCM shall sublease office space to FDI for the Office of Supervisory Jurisdiction. The terms of the sublease shall be subject to a final agreement as negotiated by RCM and FDI.

3.  COMPENSATION.

    (a) For the services to be rendered and expenses to be assumed by FDI under this Agreement, each Fund will pay to FDI, for its services, a fee in accordance with the terms set forth in the Fee Letter Agreement dated as of June 13, 1996 by and among FDI, RCM the Company and the Corporation as the same may be amended from time to time (the "Fee Letter Agreement"). FDI shall bear all expenses in connection with the performance of its services under this Agreement except those enumerated in the Fee Letter Agreement.

    (b) FDI will employ certain persons listed on Schedule B, as such schedule may be amended from time to time, who shall be exclusively dedicated to the sales and marketing activities of the Company and/or the Corporation. In addition to those persons listed in Schedule B, FDI will from time to time employ or associate with itself such person or persons as FDI may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDI (and/or an affiliated company) and the Company and/or the Corporation. The compensation of such person or persons shall be paid by FDI or a corporate affiliate of FDI and no obligation shall be incurred on behalf of the Company, the Corporation, or RCM in such respect.

    (c) FDI acknowledges and agrees that any expenditures and obligations of a Fund pursuant to this Section 3 and Section 6 hereof shall be enforceable only against the assets and property of such Fund and not against the assets and property of any other Fund of the Corporation or Company of which it is a series.

    (d) RCM shall promptly reimburse the Company and the Corporation, and shall indemnify and hold each of them and each of the Funds harmless from and against, all expenditures and obligations of the Company and the Corporation pursuant to this Section 3. Such reimbursement shall be made within one (1) business day after delivery by the Company or the Corporation, as the case may be, to RCM of reasonably satisfactory evidence of such expenditure or satisfaction of such obligation. RCM acknowledges and agrees that, in the event it fails to pay any reimbursement when due with respect to a Fund, the amount of such unpaid reimbursement shall be offset by the Company or the Corporation, as the case may be, against the advisory fees payable by it to RCM with respect to such Fund.

4. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date Funds Distributor, Inc. becomes the distributor of the shares of such Fund; in which case Schedule A to this Agreement shall be deemed amended to include such Fund from and after such date).

5. TERM. This Agreement shall continue for an initial one-year period and shall continue thereafter for successive one-year terms unless notice not to renew is given by the non-renewing party to the other parties at least 60 days prior to the expiration of the then current term. This Agreement shall automatically terminate if: (i) FDI ceases to be the distributor of all of the Funds under the Distribution Agreements; or (ii) RCM ceases to be the investment adviser to all of the Funds.

6.  STANDARD OF CARE AND INDEMNIFICATION.

    (a) The Corporation or the Company, as the case may be, shall cause each Fund to: (i) indemnify and hold harmless FDI and RCM against any losses, claims, damages or liabilities, or actions in respect thereof, to which FDI or RCM may become subject, including amounts paid in settlement with the prior written consent of the Company or the Corporation, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of the Corporation or the Company, as the case may be, to comply with the terms of this Agreement with respect to any Fund; and (ii) reimburse FDI and RCM for reasonable legal or other expenses reasonably incurred by FDI or RCM in connection with investigating or defending against any such loss, claim, damage, liability or action. A Fund shall not be liable to FDI or RCM for any action taken or omitted by FDI or RCM in bad faith, with willful misfeasance, with gross negligence or in reckless disregard by FDI or RCM of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of FDI and RCM and any person controlling FDI or RCM within the meaning of
    Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934 (the "1934 Act").

    (b) FDI will: (i) indemnify and hold harmless each Fund and RCM against any losses, claims, damages or liabilities, or actions in respect thereof, to which a Fund or RCM may become subject, including amounts paid in settlement with the prior written consent of FDI, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of FDI to comply with the terms of this Agreement; and (ii) reimburse each Fund and RCM for reasonable legal or other expenses reasonably incurred by such Fund or RCM in connection with investigating or defending against any such loss, claim, damage, liability or action. FDI shall not be liable to a Fund or RCM for any action taken or omitted by such Fund or RCM in bad faith, with willful misfeasance with, gross negligence or in reckless disregarded by such Fund or RCM of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of each of the Company, the Corporation, and RCM and any person controlling the Company, the Corporation or RCM within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

    (c) RCM will: (i) indemnify and hold harmless each Fund and FDI against any losses, claims, damages or liabilities, or actions in respect thereof, to which a Fund or FDI may become subject, including amounts paid in settlement with the prior written consent of RCM, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of RCM to comply with the terms of this Agreement; and (ii) reimburse each Fund and FDI for reasonable legal or other expenses reasonably incurred by such Fund or FDI in connection with investigating or defending against any such loss, claim, damage, liability or action. RCM shall not be liable to a Fund or FDI for any action taken or omitted by such Fund or FDI in bad faith, with willful misfeasance with, gross negligence or in reckless disregarded by such Fund or FDI of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of each of the Company, the Corporation, and FDI and any person controlling the Company, the Corporation or FDI within the meaning of Section 15 of the 1933 Act or
    Section 20 of the 1934 Act.

    (d) (i) Promptly after an indemnified party (or, if such indemnified party is not a natural person, a responsible officer of such indemnified party) receives notice or otherwise becomes aware of the commencement of any action or other assertion of any losses, claims, damages or liabilities by any third party, such indemnified party shall, if a claim in respect thereof is to be made pursuant to this Section 6, notify the indemnitor of the same in writing (such notice, a "claim notice"); but the omission so to notify the indemnitor will not relieve the indemnitor from any liability that it may have to such indemnified party otherwise than under this
    Section 6. The failure of an indemnified party to promptly send a claim notice shall not relieve the indemnitor from any liability except to the extent that the indemnitor shall have been prejudiced as a result of the failure or delay in giving such claim notice. In the event that the indemnified party notifies the indemnitor in writing of its waiver of any right to indemnification pursuant to this Section 6 in respect of any losses, claims, damages or liabilities or portion thereof, the provisions of clause (ii) of this Section 6(d) shall not apply.

         (ii) Promptly following receipt of a claim notice, the indemnitor, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnitor may designate in contesting such losses, claims, damages or liabilities and shall pay the reasonable fees and disbursements of such counsel related to such contest. In any such contest, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnitor and the indemnified party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such contest (including any impleaded parties) include both the indemnitor (or any other parties the indemnitor may designate) and the indemnified party and representation of all such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnitor may, at its option, at any time upon written notice to the indemnified party, assume the responsibility for contesting any losses, claims, damages or liabilities and may designate counsel reasonably satisfactory to the indemnified

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    party in connection therewith, provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall not be liable for any settlement or compromise of such losses, claims, damages or liabilities or portion thereof, which settlement or compromise is effected without its written consent (which shall not be unreasonably withheld), but if settled or compromised with such consent or if there be a final judgment for the plaintiff asserting such losses, claims or liabilities, the indemnitor agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement, compromise or judgment. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, it shall be entitled to settle or compromise such losses, claims, damages or liabilities or portion thereof with the consent of the indemnified party (which shall not be unreasonably withheld) or, if such settlement or compromise provides for release of the indemnified party in connection with all matters relating to such losses, claims, damages or liabilities, or, with respect to the settlement or compromise of a portion of such losses, claims, damages or liabilities, all matters relating to such portion of such losses, claims, damages or liabilities, that have been asserted against the indemnified party by the other parties to such settlement or compromise, without the consent of the indemnified party. In the event that any expense paid by the indemnitor pursuant to this Section 6(d) is subsequently determined to not be required to be borne by the indemnitor, the indemnified party that received such payment shall promptly refund the amount so paid to the indemnitor. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall keep the indemnified party apprised, on a current basis, of matters concerning such contest, including without limitation (i) providing the indemnified party with reasonable notice of and opportunity to be present in person and/or by counsel at proceedings or discussions of settlement or compromise; (ii) providing the indemnified party with copies of and opportunity to comment on filings, papers or settlement agreements proposed to be filed or served by or on behalf of the indemnitor; and (iii) providing the indemnified party with copies of filings, papers and proposed settlement agreements received by the indemnitor from or on behalf of persons asserting such losses, claims, damages or liabilities.

    (e) If the indemnification provided for in Section 6(a), (b) or (c) shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 6(a), (b) or (c) in respect of any claim, demand, liability or expense, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such claim, demand, liability or expense, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by such party; or
    (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i)

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    above but also the relative fault of each party with respect to the matters that give rise to such claim, demand, liability or expense, or action in respect thereof, as well as any other relevant equitable considerations.
    The parties agree that it would not be just and equitable if contributions pursuant to this Section 6(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the claim, demand, liability or expense, or action in respect thereof, referred to above in this Section 6(e) shall be deemed to include, for purposes of this Section 6(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6(e), FDI shall not be required to contribute any amount in excess of (i) the total net underwriting discounts and commissions received by FDI with respect to the Shares sold under the Distribution Agreements and retained by FDI after payments to the Selling Broker Dealers; plus (ii) the amount of total "Excess Amount" compensation received by FDI with respect to Fee Letter Agreement as such term is defined in the Fee Letter Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    (f)  The obligation to indemnify and provide contribution pursuant to this
    Section 6 shall survive the termination of this Agreement.

    (g) All notices to or consents by a Fund, the Company or the Corporation pursuant to this Section 6 shall be given to or made by the board of directors of the Company or the Corporation, as the case may be.

7. RECORD RETENTION AND CONFIDENTIALITY. FDI shall keep and maintain on behalf of the Company and the Corporation all books and records which the Company, the Corporation and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the respective property of the Company and the Corporation and FDI shall make such respective books and records available for inspection by the Company, the Corporation, RCM, their independent accountants and agents and the Securities and Exchange Commission at reasonable times and otherwise keep confidential all books and records and other information relative to the Company or the Corporation and their shareholders; except when requested to divulge such information by duly-constituted authorities or court process; provided, however, that upon receiving notice to divulge any such information which is not in the opinion of FDI or its counsel clearly required to be disclosed by the 1940 Act and the rules and regulations thereunder, FDI shall promptly provide notice to the board of directors of the Company and/or the Corporation and shall cooperate with the Company and/or the Corporation with their efforts, if any, to contest the request to divulge such information.

8. RIGHTS OF OWNERSHIP. All computer programs and procedures developed by FDI to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Company or the Corporation and all such other records and data will be furnished to RCM, the Company and/or the Corporation in appropriate form as soon as practicable after termination of this Agreement for any reason.

9. RETURN OF RECORDS. FDI may at its option at any time, and shall promptly upon the demand of RCM, the Company and/or the Corporation, turn over to RCM, the Company and/or the Corporation and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement which are no longer needed by FDI in the performance of its services or for its legal protection. If not so turned over to RCM , the Company and/or the Corporation , such documents and records will be retained by FDI for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to RCM, the Company and/or the Corporation unless RCM , the Company and/or the Corporation authorizes in writing the destruction of such records and documents.

10. REPRESENTATIONS OF RCM. RCM represents and warrants that this Agreement has been duly authorized by RCM and, when executed and delivered by RCM, will constitute a legal, valid and binding obligation of RCM, enforceable against RCM in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


11. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12. REPRESENTATIONS OF THE CORPORATION. The Corporation represents and warrants that this Agreement has been duly authorized by the Corporation and, when executed and delivered by the Corporation, will constitute a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


13. REPRESENTATIONS OF FDI. FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by the FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to RCM at the following address: RCM Capital Management, 4 Embarcadero Center, San Francisco, CA 94111, Attention:
President with a copy to the General Counsel; to the Company at the following address: 4 Embarcadero Center, San Francisco, CA 94111, Attention: President with a copy to Secretary; to the Corporation at the following address: 4 Embarcadero Center, San Francisco, CA 94111, Attention: President with a copy to Secretary; and to FDI at the following address: One Exchange Place, Tenth Floor, Boston, MA 02109, Attention: President with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

15. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

16. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by any of the parties hereto except by the specific written consent of all parties hereto. However, this Agreement shall be assignable from RCM to RCM Capital Management, L.L.C., a Delaware limited liability company without the prior written consent of the other parties hereto.

17. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

18. CONDUCT OF BUSINESS. All actions to be performed by FDI under the Distribution Agreements and under this Agreement shall be conducted by RCM Distributors, a division of Funds Distributors, Inc.

19. AMENDMENTS. This Agreement (except Schedule A which may be automatically amended from time to time) may be amended only by a written instrument signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                       RCM CAPITAL MANAGEMENT

                                       By:  /S/ Michael J. Apatoff
                                            -------------------------------

                                       Name:  Michael J. Apatoff

                                       Title: Chief Operating Officer


                                       RCM EQUITY FUNDS, INC.

                                       By:  /S/ William L. Price
                                            -------------------------------

                                       Name:  William L. Price

                                       Title: President


                                       RCM CAPITAL FUNDS, INC.

                                       By:  /S/ William L. Price
                                            -------------------------------

                                       Name:  William L. Price

                                       Title: President


                                       FUNDS DISTRIBUTOR, INC.

                                       By:  /S/ Marie E. Connolly
                                            -------------------------------

                                       Name:  Marie E. Connolly

                                       Title: President and Chief Executive
                                              Officer

                                      SCHEDULE A
                                   TO THE AGREEMENT
                                       BETWEEN
                               RCM CAPITAL MANAGEMENT;
                               RCM EQUITY FUNDS, INC.:
                               RCM CAPITAL FUNDS, INC.
                                         AND
                               FUNDS DISTRIBUTOR, INC.



    RCM EQUITY FUNDS, INC.
    ----------------------

     RCM Global Technology Fund

    RCM CAPITAL FUNDS, INC.
    -----------------------

    RCM Small Cap Fund
    RCM Growth Equity Fund
    RCM International Growth Equity Fund A


                                       RCM CAPITAL MANAGEMENT

                                       By:  /S/ Michael J. Apatoff
                                            -------------------------------

                                       Name:  Michael J. Apatoff

                                       Title:    Chief Operating Officer


                                       RCM EQUITY FUNDS, INC.

                                       By:  /S/ William L. Price
                                            -------------------------------

                                       Name:  William L. Price

                                       Title:     President

                                       RCM CAPITAL FUNDS, INC.

                                       By:  /S/ William L. Price
                                            --------------------

                                       Name:  William L. Price

                                       Title:     President


                                       FUNDS DISTRIBUTOR, INC.

                                       By:  /S/ Marie E. Connolly
                                            ---------------------

                                       Name:  Marie E. Connolly

                                       Title:    President and Chief Executive
                                                 Officer

                                                 Dated:  June 13, 1996



                                      SCHEDULE B

                               None as of June 13, 1996